Exhibit 10.32

NEW ENTERPRISE STONE & LIME CO., INC.
3912 Brumbaugh Road
New Enterprise, PA 16664

May 1, 2006

Adlee Precast, Inc.
3346 Olivet Road
Saltsburg, PA 15681

Attention: Larry Ellenberger, Vice President

Dear Mr. Ellenberger:

Pursuant to the terms of this binding letter agreement (this “Agreement”), Adlee Precast, Inc., a Pennsylvania corporation (“Customer”) agrees to purchase certain concrete products described on Exhibit A attached hereto (the “Products”), from New Enterprise Stone & Lime Co., Inc., a Delaware corporation (“NESL”) upon the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement, as supplemented by the terms and conditions of any sales order, invoice or other writing provided by NESL in connection with the purchase and sale of Products and which are not inconsistent with this Agreement, will supersede any and all conflicting terms or conditions of any purchase order, confirmation order, invoice or other writing provided by Customer relating to the purchase and sale of the Products.

1.             Requirements Purchase.  During the Term of this Agreement (as defined in Paragraph 8 hereof), NESL will sell to Customer, and Customer will purchase exclusively from NESL, all Products that Customer requires for use in Customer’s business of manufacturing pre-cast medial barriers (the “Business”).  Customer will not enter into any contractual relationship with any person or entity which would negate or interfere with its obligations to purchase its requirements of Products from NESL under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Customer from entering into any contractual relationship that is required by the Business during any suspension described in paragraph 14, below.

2.             Price.  NESL and Customer agree that the price for the Products supplied by NESL to Customer under the terms of this Agreement will be as set forth on Exhibit A attached hereto, as amended form time to time by NESL.  NESL will have the right to change prices for each of the NESL Products at any time provided that the prices remain competitive with other comparable distributors.  Prices of all Products are exclusive of sales taxes, duties and levies of any kind whatsoever.  Customer will be solely responsible for the payment of any such taxes, duties or levies.

3.             Payment Terms.  Customer will pay all amounts due to NESL within sixty (60) days after receipt by Customer of an invoice for such Products.  NESL, in it sole discretion, may add to all overdue invoices, a late charge of 1.5% of the outstanding amount overdue, from the due date of such invoice to the date of payment.  Payments may be made by check or such other means as will be mutually acceptable to NESL and Customer.  During the Term of this Agreement, if the agreed payment terms are not met, NESL reserves the right to review such payment terms with Customer and, thereafter, to stop extending credit to Customer.  All invoices are to be paid in full and without deduction.  Any potential discrepancies are to be communicated to NESL in writing and resolved after payment of the full invoice amount.

4.             Requests for Products.  From time to time, Customer will provide to NESL via facsimile or other communication agreed to by the parties a purchase order (each a “Purchase Order”) setting forth NESL Products which Customer wishes to purchase.  Customer will include in each Purchase Order the following information: the type and quantity of NESL Products desired, the total order price and the requested delivery location and date.  Within five (5) days after NESL receives a Purchase Order form Customer, NESL will send to Customer written notice of acceptance or rejection of such Purchase Order (each a “Sales Order”).  If NESL has accepted a Purchase Order from Customer, NESL will use its reasonable best efforts to fulfill the Purchase Order but will have no liability to Customer or any other third party arising form or out of NESL’s failing to do so.

5.             Delivery.  NESL will use its best efforts to deliver the NESL Products to the location specified by Customer in any Purchase Order on the date specified in NESL’s Sales Order.  All NESL Products will be delivered by NESL F.O.B. to the Leased Premises.

6.             Title and Risk of Loss.  Title to the Products, and all risk of loss or damage, will pass to Customer upon the delivery of Products at the point of delivery specified in Exhibit A attached hereto.

7.             Specifications, Inspection and Acceptance, Warranty.  NESL warrants that the Products will meet the specifications set forth on Exhibit B (the “Specifications”).  Customer has full responsibility to ensure that Products that meet the Specifications are suitable for its Business.  NESL does not warrant that Products delivered by it will be suitable for Customer’s Business.  Customer will conduct, at its own expense, an inspection of the Products upon delivery to confirm that the Products meet the Specifications.  Following such inspection, Customer may reject any Products which fail to meet the Specifications.  Customer will be deemed to have accepted any Products which Customer removes from the point of delivery.  Rejection of Products that do not meet the Specifications will not give rise to any claim by Customer whatsoever.  NESL’s sole obligation with respect to any Products furnished pursuant to this Agreement which do not meet the Specifications will be strictly and exclusively limited to replacement of the nonconforming Products, which replacement shall be made no later than ten (10) days following NESL’s receipt of a notice of rejection.  In no event will NESL bear any responsibility for any claims, charges, liabilities, costs, expenses or damages arising from any Products provided under the terms of this Agreement.  This Paragraph 7 is in lieu of all warranties and guaranties, express or implied, including, without limitation, warranties of merchantability and warranties of fitness for a particular purpose.  No promise or affirmation of fact made by any employee, agent or representative of NESL will constitute a warranty or guarantee or give rise to any liability or obligation.  In no event will NESL be liable to Customer or any other person or entity for consequential, incidental, special, liquidate, punitive or other damages irrespective of whether such claims or actions for such damages are based upon contract, tort, negligence, strict liability, warranty or otherwise.  In no event will either party have any liability, whether based in contract, tort (including, without limitation, negligence) warranty or any other legal or equitable grounds, for any loss of interest, profit or revenue by the other party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other party, arising form or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

8.             Term.  The term of this Agreement shall commence on May 1, 2006 (hereinafter sometimes referred to as “Commencement Date”), and shall end on April 30, 2008, unless sooner terminated as herein set forth.  The term shall automatically renew for successive one-year periods unless either party gives the other party written notice of nonrenewal at least 60 days prior to the expiration of the then-current term.

9.             Termination.  Either party will have the right, but not the obligation, to terminate this Agreement immediately if at any time (i) the other party will be in material breach of any of its obligations hereunder and such breach will not be cured within fifteen (15) days (or such shorter time as may be reasonable, in the case of activities or conditions that pose a risk of injury to persons or damage to property) after receipt of written notice thereof; (ii) the other party will be the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors; (iii) the other party will become the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, and such petition or proceeding will not be dismissed within sixty (60) days of filing; (iv) the business of the other party will be liquidated or otherwise terminated on any basis; (v) the other party will become insolvent or unable to pay its debts as they become due or (vi) that certain Industrial Space Lease of even date herewith between the parties, as amended from time to time, terminates.  A party may exercise its rights to terminate pursuant to paragraph by written notice to the other party.  Upon expirations or termination of this Agreement, the following will apply: (i) NESL will not be obligated to accept from Customer and Customer will not be obligated to provide to NESL, any further requests for Products.  All obligations under and with respect to prior requests for Products will cease and be of no further force or effect (but this Agreement, as it relates to the parties’ obligations with respect to Products delivered prior to the effective date of termination, will continue and be in full force and effect); and (ii) Customer will perform its obligations under Paragraph 11 hereof, pay to NESL all amounts accrued and owing through the expiration or termination date in accordance with Paragraph 3 hereof.

10.          Limitation of Liability.  NESL will have no duty or obligation hereunder other than to take such specific actions as are required of it from time to time under the provisions hereof, and it will incur no liability hereunder or in connection herewith for anything whatsoever, other than as a result of its own gross negligence or willful misconduct.

11.          Indemnification.  Customer, on behalf of itself and its shareholders, directors, officers, employees, agents and representatives (collectively, the “Indemnifying Parties”) agree to indemnify, hold harmless and defend NESL and its subsidiaries and affiliates, and its and their respective officers, directors, employees, representatives and invitees (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable fees of counsel (“Claims”), resulting from, relating to or arising out of: (a) any negligent or intentional acts or omissions of the Indemnifying Parties , (b) any non-compliance by the Indemnifying Parties with any state or federal law, (c) any failure by Indemnifying Parties to perform or comply with any provision of this Agreement, (d) any bodily injury or death of any person, including without limitation, any employees of Customer located at the Customer Plant , which may have directly or indirectly, resulted from the manufacturing, batching, shipping, delivery, or use of the NESL Products or any Customer products into which the NESL Products are incorporated or any other activity arising out of or in connection with, or as contemplated by, this Agreement, and (e) any damage or loss to any property or the environment which may have directly or indirectly, resulted form the manufacturing, batching, shipping, delivery, or use of the NESL Products or any Customer products into which the NESL Products are incorporated or any other activity arising out of or in connection with, or as contemplated, by this Agreement; except to the extent such Claims are exclusively attributable to and caused by the sole and exclusive negligence or willful misconduct of the Indemnified Parties.  The foregoing indemnities in this Section 11 will survive termination of this Agreement.

12.          Independent Contractor.  The parties to this Agreement are independent contractors.  Neither party will have the power to bind the other or to incur obligations on behalf of the other without the other party’s prior written consent.  No employee of NESL acting under the terms of this Agreement will be deemed to be an agent or employee of Customer.  No employee of Customer acting under the terms of this Agreement will be deemed to be an agent or employee of Customer.  No employee of Customer acting under the terms of this Agreement will be deemed to be an agent or employee of NESL.

13.          No Ownership Rights.  Customer recognizes and acknowledges the great value of the goodwill associated with the name and trademarks of NESL, and the identification of products therewith.  Customer agrees that it obtains no rights, title or interest in or to any of the trademarks, trade names, logos, service marks or other markings belonging to NESL or its suppliers.  Customer agrees not to attack the validity of any NESL trademarks or to assist any other party in so doing during the Term.

14.          Force Majeure.  Neither party will be liable for any delay or failure to perform this Agreement, in whole or in part, by reason of causes, events or contingencies beyond the reasonable control and without fault or negligence of the party failing to perform whether herein specifically enumerated or not, including, without limitation, acts of God, war, acts of war, revolution, civil commotion, riot, acts of public enemies, blockage or embargo, delays of carriers, car shortage, fire, explosion, breakdown of equipment of facilities, strike, lockout, labor dispute, casualty or accident, earthquake, epidemic, flood, hurricane or other weather condition, delays or other contingencies interfering with production or with customary or usual means of transportation of the Products, or by reason of any law, order, proclamation, regulation, ordinance, requisition or requirement or any other act of any governmental authority, local, state or federal, including court order, judgments or decrees or actions of any governmental authority respecting the registration, cancellation, suspension, labeling and/or ability to transport or sell Aggregates or any other cause whatsoever; provided, that the party so affected will give prompt written notice to the other party of the event causing the delay or impediment and will use all due diligence to overcome the effects of the event as promptly as possible.  In the event of such failure, the obligation of the party that is interfered with by the event will be suspended until the cause for the suspension is removed.  Neither party will be required to resolve a strike, lockout or other labor problem in a manner which it alone does not deem proper and advisable.  This paragraph shall not apply to the obligation to pay for Products under paragraph 3.

15.          Insurance.  Each party will be responsible for maintaining insurance upon its own inventory, equipment, furniture, fixtures, supplies and other property.  Each party will pay worker’s compensation insurance upon its own employees in accordance with applicable laws.  At NESL’s request, Customer shall supply certificates of such insurance (including NESL as an additional insured with 30 days notice of cancellation, in the case of liability insurance).

16.          Dispute Resolution.  In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.  It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Customer and NESL.  Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute.  The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute.  If these proceedings are not productive of a resolution, then senior management of Customer and NESL are authorized to and will need personally to confer in a bona fide attempt to resolve the matter.  Should any disputes remain existent between the parties after completion of the two-step resolution process set forth above, then the parties will promptly submit any dispute to mediation with a mutually acceptable independent mediator located in the Blair County, Pennsylvania.  In the event mediation is not successful in resolving the dispute, the parties agree to submit the dispute to the Court of Common Please of Blair County, Pennsylvania, or if it has or can acquire jurisdiction, to the United States District Court for the Western District of Pennsylvania.  Each of NESL and Customer hereby consents to the personal and exclusive jurisdiction of such courts and hereby waives any objection that NESL or Customer may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

17.          Assignment.  NESL will have the right upon reasonable notice to Customer, to assign all or any part of this Agreement to one of its subsidiaries or affiliates.  Customer may not assign this Agreement without the prior written consent of NESL.

18.          General Terms and Conditions of Sale.  All orders, offers, acceptances, confirmations, contracts, shipments and sales between Customer and NESL include and are subject to the following terms and condition notwithstanding any contrary provisions of any purchase order or other correspondence or communication from Customer.

18.1.       The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania (the “Code”) shall govern this sale, without reference to principles of conflicts of law.  Whenever a term defined by the Code is used herein, the definition in the Code shall control.

18.2.       Any tax or other government charge upon production, sale on shipment of Products imposed by Federal, State or Municipal authorities, shall be added to the purchase price and shall be paid by Customer.

18.3.       NESL may refuse, change or withdraw extensions of credit at any time in its sole discretion.  NESL shall have the right to demand payment on delivery of the Products or prior to shipment of the Products to the extent it deems advisable.

18.4.       If Customer fails to pay any invoice when due, or fails to accept any conforming Products as scheduled, NESL may, without prejudice to other remedies, either defer further shipments until the default is corrected or cancel the unfilled portion of the order and of all other orders.

18.5.       Customer may not, after accepting the Products in accordance with paragraph 7, above, revoke the acceptance.

18.6.       NESL shall not be liable for anticipatory breach, and Customer may not refuse to accept any subsequent shipment of Products, if NESL fails to deliver any shipment or if Products in any shipment do not meet the Specifications.

18.7.       Title to the Products shall remain with the NESL until Customer takes physical possession on the Products.

18.8.       Acceptance or acquiescence in a course of performance shall not be relevant to determine the meaning of this Agreement, even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection.

18.9.       Customer and NESL can only modify the terms of an invoice by a writing signed by both.

18.10.     NESL’s waiver of any provisions herein or any breach thereof shall not constitute a waiver of any subsequent breach nor of any other provision herein.

18.11.     If Customer fails to pay any invoice in full when due, Customer shall pay NESL’s collection costs.  In the event of a lawsuit between Customer and NESL, Customer shall pay NESL’s court costs and attorneys’ fees.

19.          Counterparts; Facsimile and Email.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart.  Any party hereto delivering a counterpart of this Agreement by facsimile or email shall also deliver a manually executed counterpart, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

20.          Miscellaneous.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and will not be amended or terminated except by a written instrument duly executed by each of the parties hereto.  Any and all prior or contemporaneous agreements or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Agreement.  This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound, on the dates set forth below, but effective as of the date first above written.

NEW ENTERPRISE STONE & LIME CO., INC.		ADLEE PRECAST, INC.

By:		By:	/s/ Larry M. Ellenberger, Jr.
	Name: James W. Van Buren		Name: Larry M. Ellenberger, Jr.
	Title: Vice Pres. Development and COO		Title: Vice Pres.
	Date: April 11, 2006		Date: April 11, 2006

21.          counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound, on the dates set forth below, but effective as of the date first above written.

NEW ENTERPRISE STONE & LIME CO., INC.		ADLEE PRECAST, INC.

By:	/s/ James W. Van Buren	By
	Name: James W. Van Buren		Name: Larry M. Ellenberger, Jr.
	Title: Vice Pres. Development and COO		Title: Vice Pres.
	Date: April 11, 2006		Date: April 11, 2006

EXHIBIT A

NESL PRODUCTS AND PRICES

All material to be delivered from NESL Roaring Spring facility to Adlee Leased space at NESL Newcrete Plant

$87.25/cy delivered in mixer (Customer’s Specifications)

$110.75/cy delivered in mixer (Customer’s Specifications with Ipanex )

$7.50/cy deduct from above process if Adlee ready-mix trucks haul concrete

Delivery to be made only between the hours of 5 pm to 5 am (Sunday -Thursday)

These prices are effective February           , 2006, and are subject to change with 30 days written notice.

NOTE:                   $ 3.00 per Cu. Yd. additional for heat.
$ 2.00 per Cu. Yd. additional for every percent of calcium chloride.
$ 3.25 per Cu. Yd. additional for every percent of non-chloride accelerator.
$10.00 per Cu. Yd. additional for hot weather concrete.
$ 5.00 per Cu. Yd. additional for superplasticizer.

TRUCK DEMURRAGE SCHEDULE

Allowed Time	30 minutes
Unloading Overtime	$65.00 per hour